As filed with the Securities and Exchange Commission on August 8, 2007
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CYBERDEFENDER CORPORATION
(Exact name of registrant as specified in its charter)

California	65-1205833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12121 Wilshire Boulevard., Suite 350 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

CyberDefender Corporation 2005 Stock Option Plan CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan
(Full title of the plan)

Gary Guseinov 12121 Wilshire Boulevard., Suite 350 Los Angeles, California 90025
(Name and address of agent for service)

(310) 826-1781
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	830,797	(3)	$0.29	$240,931	$7.40
Common Stock	1,375,000	(4)	$0.29	$398,750	$12.24
Total	2,205,797		$0.29	$639,681	$19.64

(1) This registration statement shall also cover any additional shares of common stock which become issuable under the CyberDefender 2005 Stock Option Plan or the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the bid and ask prices of the registrant’s common stock as reported by the OTC Bulletin Board.

(3) These shares of common stock are included in the CyberDefender Corporation 2005 Stock Option Plan.

(4) These shares of common stock are included in the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the CyberDefender Corporation 2005 Stock Option Plan and the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are, or will be, incorporated by reference into this registration statement when filed by the registrant:

(a) the prospectus filed on July 20, 2007 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, which includes our audited financial statements for the most recent fiscal year for which statements have been filed;

(b) Annual Report on Form 10-KSB;

(c) Quarterly Reports on Form 10-QSB; and

(d) All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

The securities being offered are shares of our common stock. Our common stock was approved for quotation on the OTC Bulletin Board on August 2, 2007.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights.

The holders of common stock have cumulative voting rights, which means that every shareholder entitled to vote at any election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by California law, and subject to the rights of the holders of preferred stock then outstanding (if any), all shareholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of shareholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Item 5.  Interests of Named Experts and Counsel.

Richardson & Patel LLP, our legal counsel, or its principals, own a total of 81,507 shares of our common stock. Once this registration statement is declared effective, we intend to issue shares of our common stock from the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan in payment for legal services not related to capital raising transactions that were rendered to us by Richarson & Patel LLP.

Item 6.  Indemnification of Directors and Officers.

Section 317 of the California Corporations Code states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's or agent's duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

For purposes of Section 317, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification.

Our Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent under California law. In addition, our Articles of Incorporation provides that we are authorized to provide indemnification to agents (as defined in Section 317) for breach of duty to us and to our shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204. Our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent not prohibited by the California Corporations Code. Our bylaws also allow us to purchase and maintain insurance on behalf of any agent (as defined in Section 317) against any liability asserted against or incurred by the agent in such capacity or arising from the agent’s status as such, whether or not we would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code.

On October 30, 2006, we entered into Indemnification Agreements with certain of our officers, who are sometimes collectively referred to in this discussion as the “indemnified parties” or individually referred to as an “indemnified party”. The agreements require us to provide indemnification for the indemnified parties for expenses (including attorneys’ fees, expert fees, other professional fees and court costs, and fees and expenses incurred in connection with any appeals), judgments (including punitive and exemplary damages), penalties, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by the indemnified parties in connection with any threatened, pending or completed action or proceeding (including actions brought on our behalf, such as shareholder derivative actions), whether civil, criminal, administrative or investigative, to which he is or was a party, a witness or other participant (or is threatened to be made a party, a witness or other participant) by reason of the fact that he is or was our director, officer, employee or agent or of any of our subsidiaries. The indemnification covers any action or inaction on the part of the indemnified party while he was an officer or director or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We must advance the costs of the fees and expenses within 20 days following the delivery of a written request from an indemnified party. The indemnified parties have agreed to promptly repay the advances only if, and to the extent that, it is ultimately determined by the court (as to which all rights of appeal therefrom have been exhausted or lapsed) that the indemnified party is not entitled to the indemnity. The indemnified parties’ obligations to repay us for any such amounts are unsecured and no interest will be charged thereon. We also agreed to indemnify the indemnified parties to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of the Indemnification Agreements, our Articles of Incorporation, our bylaws or by statute. In the event of any change, after the date of the Indemnification Agreements, in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors or an officer, such changes shall be within the purview of the indemnified parties’ rights and our obligations under the Indemnification Agreements. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify a member of its Board of Directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to the Indemnification Agreements, will have no effect on the rights and obligations of the indemnified parties and us under them. The indemnification provided by the Indemnification Agreements is not exclusive of any rights to which the indemnified parties may be entitled under our Articles of Incorporation, bylaws, any agreement, any vote of shareholders or disinterested directors or the California Corporations Code. The indemnification provided under the Indemnification Agreements continues for any action taken or not taken while an indemnified party serves in an indemnified capacity, even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding. If the indemnification provided for in the Indemnification Agreement is unavailable to an indemnified party, in lieu of indemnifying the indemnified party we will contribute to the amount incurred by him, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event, in such proportion as is deemed fair and reasonable by the court before which the action was brought. We are not obligated to provide indemnification pursuant to the terms of the Indemnification Agreements

•
for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or for breach by an indemnified party of any duty to us or our shareholders as to circumstances in which indemnity is expressly prohibited by Section 317 of the California General Corporation Law; or

•
with respect to proceedings or claims initiated or brought voluntarily by an indemnified party not by way of defense, (except with respect to proceedings or claims brought to establish or enforce a right to indemnification) although such indemnification may be provided if our Board of Directors has approved the initiation or bringing of such proceeding or claim; or

•
with respect to any proceeding instituted by the indemnified party to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; or

•
for expenses or liabilities of any type whatsoever which have been paid directly to an indemnified party by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by us; or

•
for expenses and the payment of profits arising from the purchase and sale by an indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

The Indemnification Agreements are effective as of the date they were signed and may apply to acts or omissions of the indemnified parties which occurred prior to such date if the indemnified party was our officer, director, employee or other agent, or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred. All of the obligations under the Indemnification Agreements will continue as long as an indemnified party is subject to any actual or possible matter which is the subject of the Indemnification Agreement, notwithstanding an indemnified party’s termination of service as an officer or director.

The indemnification provisions included in the California Corporation’s Code, our Articles of Incorporation and bylaws and the Indemnification Agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits.

5.	Opinion regarding legality

10.1	CyberDefender Corporation 2005 Stock Option Plan(1)

10.2	CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan(1)

23.1	Consent of AJ. Robbins, PC

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

(1) Incorporated by reference from the registrant’s SB-2 registration statement, number 333-138430, filed with the Securities and Exchange Commission on November 3, 2006.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on this 8th day of August 2007.

CyberDefender Corporation

By:	Gary Guseinov
Gary Guseinov, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: August 8, 2007	/s/ Gary Guseinov
Gary Guseinov,
Chief Executive Officer and Chairman of the Board of Directors

Dated: August 8, 2007	/s/ Ivan Ivankovich
Ivan Ivankovich,
Chief Financial Officer and Director

Dated: August 8, 2007	/s/ Igor Barash
Igor Barash,
Director

Dated: August 8, 2007	/s/ Bing Liu
Bing Liu,
Director

Dated: August 8, 2007	/s/ John LaValle
John LaValle,
Director